As filed with the Securities and Exchange Commission on February 15, 2011.
       Registration No.  333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VERSAR, INC.
 (Exact name of registrant as specified in its charter)

Delaware	54-0852979
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification Number)

6850 Versar Center Springfield, Virginia (Address of Principal Executive Offices)	22151 (Zip Code)
Versar, Inc. 2010 Stock Incentive Plan
(Full title of the plan)
Anthony L. Otten	Copies to:
Chief Executive Officer	Elizabeth H. Noe
Versar, Inc.	Paul, Hastings, Janofsky & Walker LLP
6850 Versar Center	600 Peachtree St., Suite 2400
Springfield, Virginia 22151	Atlanta, GA 30308
(703)750-3000	(404) 815-2400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	1,000,000	$3.45	$3,450,000	$400.55
(1) Common shares registered represent the estimated number of shares that will be purchased pursuant to the Versar, Inc. 2010 Stock Incentive Plan. Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Registrant, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) based on the average of the high and low sales prices ($3.45 per share) for the Registrant’s common stock as quoted on the NYSE Amex on February 11, 2011.

PART I – INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Bonus Award Plan Information*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents are incorporated herein by reference:

(a)           The Registrant’s annual report on Form 10-K for the fiscal year ended June 25, 2010 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)           The Registrant’s quarterly reports on Form 10-Q for the quarters ended September 24, 2010 and December 31, 2010 filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(c)           All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s annual report referred to in (a) above; and

(d)           The description of the Registrant’s common stock, par value $.01 (the “Common Stock”), which is contained in its registration statement on Form 10 filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.  The Certificate of Incorporation and By-laws of the Registrant provide for indemnification of its officers and directors to the full extent authorized by such section.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits.

Exhibits

4.1	Versar, Inc. 2010 Stock Incentive Plan

4.2	Form of Restricted Share Award Agreement

4.3	Form of Performance Stock Award Agreement

4.4	Form of Deferral Election Agreement for Deferred Share Units

4.5	Form of Stock Option Award Agreement

4.6	Form of Stock Appreciation Right Award Agreement

4.7	Form of Restricted Stock Unit Award Agreement

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

23.1	Consent of Grant Thornton, LLP

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)

Item 9. Undertakings

The undersigned registrant hereby undertakes as follows:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions pursuant to which the directors, officers or controlling persons may be indemnified by the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia on February 15, 2011.

VERSAR, INC.

By:	/s/ Anthony L. Otten
Anthony L. Otten
President and
Chief Executive Officer

We, the undersigned officers and directors of Versar, Inc., hereby severally constitute Anthony L. Otten and James S. Dobbs and each of them singly, our true and lawful attorneys with full power to them, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this registration statement, and generally do all such things in our name and behalf in such capacities to enable Versar, Inc. to comply with the applicable provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or either of them, to any and all such amendments.  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony L. Otten	Chief Executive Officer, President and Director	February 15, 2011
Anthony L. Otten	(Principal Executive Officer)

/s/ May Tom	Vice President, Finance and Assistant Treasurer	February 15, 2011
May Tom	(Principal Accounting Officer)

/s/ Robert L. Durfee	Director	February 15, 2011
Robert L. Durfee

/s/ James L. Gallagher	Director	February 15, 2011
James L. Gallagher

/s/ Amoretta M. Hoeber	Director	February 15, 2011
Amoretta M. Hoeber

/s/ Paul J. Hoeper	Director	February 15, 2011
Paul J. Hoeper

/s/ Amir A. Metry	Director	February 15, 2011
Amir A. Metry

/s/ Ruth I. Dreessen	Director	February 15, 2011
Ruth I. Dreessen

INDEX TO EXHIBITS

Exhibits

4.1	Versar, Inc. 2010 Stock Incentive Plan

4.2	Form of Restricted Share Award Agreement

4.3	Form of Performance Stock Award Agreement

4.4	Form of Deferral Election Agreement for Deferred Share Units

4.5	Form of Stock Option Award Agreement

4.6	Form of Stock Appreciation Right Award Agreement

4.7	Form of Restricted Stock Unit Award Agreement

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

23.1	Consent of Grant Thornton, LLP

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)